UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2017

MACY’S, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On February 21, 2017, Macy’s, Inc. ("Macy’s") issued a press release announcing Macy’s financial condition and results of operations for the 13 and 52 weeks ended January 28, 2017. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Macy’s reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The press release referred to above contains non-GAAP financial measures of changes in comparable sales on an owned plus licensed basis, operating income and operating income as a percent of sales, excluding certain items, diluted earnings per share attributable to Macy’s shareholders, excluding certain items and cash flow from operating activities net of cash used in investing activities.  The excluded items consist of impairment and other costs primarily related to organizational changes and anticipated store closings as well as settlement charges relating to Macy's defined benefit retirement plans.

Macy's licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales. In its financial statements prepared in conformity with GAAP, Macy's includes these commissions (rather than sales of the departments licensed to third parties) in its net sales. Macy's does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales calculation on an owned basis. The amounts of commissions earned on sales of departments licensed to third parties are not material to Macy's results of operations for the periods presented. Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes the impact of growth in comparable sales of departments licensed to third parties, assists in evaluating the Macy's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated. The reconciliation of the forward-looking non-GAAP financial measure of changes in comparable sales on an owned plus licensed basis to GAAP comparable sales (i.e., on an owned basis) is in the same manner as illustrated in the press release, where the impact of growth in comparable sales of departments licensed to third parties is the only reconciling item.

Management believes that excluding certain items from operating income, operating income as a percent of sales and diluted earnings per share attributable to Macy's, Inc. shareholders that may vary substantially in frequency and magnitude period-to-period provides useful supplemental measures that assist in evaluating the Macy's ability to generate earnings and leverage sales and to more readily compare these metrics between past and future periods. Macy’s does not provide the most directly comparable forward-looking GAAP measure of diluted earnings per share attributable to Macy’s shareholders because the timing and amount of excluded items (e.g., asset impairment charges, retirement settlement charges and other store closing related costs) are unreasonably difficult to fully and accurately estimate.

Management believes cash flow from operating activities net of cash used in investing activities is a useful measure in evaluating Macy's ability to generate cash from operations after giving effect to cash used by investing activities. Management believes that excluding cash flows from financing activities from the calculation of this measure is particularly useful where the amounts of such items are not consistent in the periods presented.

The reader is cautioned that any non-GAAP financial measures provided by Macy's are provided in addition to, and not as alternatives for, Macy's reported results prepared in accordance with GAAP. Certain items that may have a significant impact on Macy's financial position, results of operations and cash flows must be considered when assessing Macy's actual and future financial condition and performance regardless of whether these items are included in these non-GAAP financial measures. In addition, you should note that the amounts received by Macy's on account of sales of departments licensed to third parties are limited to commissions received on such sales. The methods used by Macy's to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by Macy's may not be comparable to similar measures provided by other companies.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Macy’s dated February 21, 2017

MACY’S, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACY’S, INC.

Dated: February 21, 2017	By: /s/ Elisa D. Garcia
Name: Elisa D. Garcia
Title: Chief Legal Officer and Secretary

Index to Exhibits

Index Number

99.1	Press Release of Macy’s dated February 21, 2017.